EXHIBIT 3.2

ARTICLES OF AMENDMENT TO

THE BYLAWS OF

BRITTON & KOONTZ CAPITAL CORPORATION

Pursuant to the provisions of Section 79-4-10.20 of the Mississippi Business Corporation Act and in accordance with the Bylaws of Britton & Koontz Capital Corporation, as amended, the Board of Directors hereby adopts the following Articles of Amendment to the Bylaws of Britton & Koontz Capital Corporation, effective August 15, 2006:

ONE:	The Bylaws are hereby amended by deleting the last sentence of Section 3.02 of Article III of the Bylaws.